UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2012

WASTE CONNECTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31507	94-328364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 400 The Woodlands, Texas 77380

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (832) 442-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

On February 13, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of Waste Connections, Inc. (the “Company”) approved and adopted (i) a Separation Benefits Plan and Employment Agreement by and between the Company and Ronald J. Mittelstaedt, the Company’s Chief Executive Officer (the “CEO Plan”), providing him with certain severance and change in control benefits and (ii) a Separation Benefits Plan (the “Separation Plan”) under which eligible executives of the Company may receive certain separation benefits and change in control payments. Participants in the Separation Plan include Steven F. Bouck, President of the Company, Worthing F. Jackman, Executive Vice President and Chief Financial Officer of the Company, Darrell W. Chambliss, Executive Vice President and Chief Operating Officer of the Company, and Eric M. Merrill, Senior Vice President – People, Safety and Development of the Company. The CEO Plan supersedes Mr. Mittelstaedt’s employment agreement, dated as of October 1, 1997, as amended, and the Separation Plan (together with each applicable participation letter agreement by and between the Company and the participant (“Participation Letter Agreement”)) supersedes the employment agreements of Messrs. Bouck, Jackman, Chambliss and Merrill, dated as of October 1, 2004, June 1, 2000, April 11, 2003 and June 1, 2007, respectively, as amended from time to time.

The Committee adopted the CEO Plan, the Separation Plan and each related Participation Letter Agreement as a result of its review of the Company’s compensation and benefits programs in response to the request by Institutional Shareholder Services (“ISS”) in 2010 to renegotiate the terms of the Company’s named executive officers’ (“NEOs”) then-current employment agreements to remove certain single-trigger payments in connection with a change in control, as disclosed in the additional proxy materials filed with the SEC on April 28, 2010 (“Additional Proxy Materials”). As a result of the Committee’s review, and in recognition of the importance to the Company and its stockholders of avoiding the distraction and loss of key executive officers that may occur in connection with rumored or actual fundamental corporate changes, the Committee, at significant time and expense during 2011 and with the assistance of an outside compensation consultant and legal counsel, negotiated amendments to our NEOs’ employment agreements and new separation benefit plans. At the conclusion of that process, the Company’s five NEOs agreed to:

•	double-trigger change in control severance benefits consistent with ISS’s request.

The Committee’s efforts also resulted in additional amendments to the terms and conditions in the NEOs’ legacy employment agreements. These additional amendments, which the Committee believes are in the best interests of the Company and its stockholders, include:

•	updated non-compete provisions governed by federal law, rather than California law, which the Committee believes, after consulting with outside counsel, are more likely to be enforceable; and

•	the elimination of change in control excise tax gross-up rights.

The following descriptions of the CEO Plan, the Separation Plan and Participation Letter Agreements are summaries. The full text of the CEO Plan, the Severance Plan and Participation Letter Agreements will be filed as exhibits to our quarterly report on Form 10-Q for the three months ending March 31, 2012. At the time each of the NEOs and the Company entered into the CEO Plan or Participation Letter Agreement, as applicable, the Committee made one-time equity grants of 63,172, 15,256, 12,635, 12,350 and 9,824 shares of Company stock to Messrs. Mittelstaedt, Bouck, Jackman, Chambliss and Merrill, respectively.

Chief Executive Officer Separation Benefits Plan and Employment Agreement

The CEO Plan provides for base compensation not less than of $716,000 per year. In addition, the CEO Plan provides that Mr. Mittelstaedt is eligible for an annual performance bonus, the target of which is 115% of the applicable year’s ending base salary based upon the Company’s attainment of financial objectives determined annually by the Committee. Pursuant to the CEO Plan, the Board shall review Mr. Mittelstaedt’s base salary at least annually.

Under the terms of the CEO Plan, Mr. Mittelstaedt would be entitled to receive, upon a termination by the Company without cause (as such term is defined in the CEO Plan) or resignation by Mr. Mittelstaedt for good reason (as such term is defined in the CEO Plan) (each, a “qualified termination”): (i) a cash payment payable in a lump sum of $7,500,000; (ii) coverage under the Company’s group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years (“Health Insurance Benefit”); (iii) accelerated vesting of all of Mr. Mittelstaedt’s outstanding but unvested time-based equity awards; (iv) a pro-rated portion Mr. Mittelstaedt’s performance-based equity awards, following the Committee’s determination of actual performance achievement following the end of the performance cycle; and (v) extended post-termination exercise period to the earlier of the fifth anniversary of Mr. Mittelstaedt’s date of termination or the expiration of the original terms of such stock options. Mr. Mittelstaedt also will be entitled to such benefits in the event his employment with the Company is terminated as a result of his death or permanent disability. Upon a qualified termination within two years after a change in control of the Company, Mr. Mittelstaedt would be entitled to receive a cash payment payable in a lump sum of $7,500,000. In addition, Mr. Mittelstaedt would be eligible to receive the Health Insurance Benefit.

To receive the severance benefits under the CEO Plan, Mr. Mittelstaedt must execute a general release of claims against the Company and its affiliates and Mr. Mittelstaedt must abide by certain restrictive covenants in the CEO Plan, including a commitment by Mr. Mittelstaedt not to compete in restricted territory with competitors of the Company and not to solicit Company employees for 12 months (with a few limited exceptions with respect to certain of our executive officers) following the date of Mr. Mittelstaedt’s termination of employment with the Company. Additionally, in the event of certain terminations of employment, Mr. Mittelstaedt is eligible to receive $7,000,000 in consideration for the extension of the restrictive covenants from 12 months to 24 months after his termination of employment with the Company, which extension would be at the Company’s option.

Under the terms of the CEO Plan, if it is determined that any payment or benefit would constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by Mr. Mittelstaedt shall exceed the net after-tax benefit received by Mr. Mittelstaedt if no such reduction was made.

Waste Connections, Inc. Separation Benefits Plan

Each of the eligible participants of the Separation Plan has entered into a Participation Letter Agreement confirming the terms and conditions of each participant’s employment with the Company and applicable severance and change in control benefits in accordance with the Separation Plan.

The Participation Letter Agreements provide for base compensation of $483,000, $400,000, $391,000 and $311,000 per year for each of Messrs. Bouck, Jackman, Chambliss and Merrill, respectively. In addition, Messrs. Bouck, Jackman, Chambliss and Merrill are eligible for an annual performance bonus of 75%, 75%, 75% and 45%, respectively, of the applicable year’s base salary based upon the Company’s attainment of financial objectives determined annually by the Committee. Pursuant to the Participation Letter Agreements, the Committee shall review each participant’s base salary at least annually.

Under the terms of the Separation Plan and the applicable Participation Letter Agreement, eligible participants would be entitled to receive, upon a qualified termination: (i) a cash payment equal to $3,900,000, $3,300,000, $3,300,000 and $500,000, respectively for Messrs. Bouck, Jackman, Chambliss and Merrill; (ii) accelerated vesting of such participant’s outstanding but unvested time-based equity awards; (iii) a pro-rated portion of such participant’s performance-based equity awards, following the Committee’s determination of actual performance achievement following the end of the performance cycle; and (iv) extended post-termination exercise period to the earlier of the third anniversary such participant’s date of termination or the expiration of the original terms of such stock options, other than Mr. Merrill, whose extended post-termination exercise period shall be the earlier of the first anniversary of his date of termination or the expiration of the original terms of his stock options. In addition to the foregoing benefits, for one year after the date of termination of Mr. Merrill, the Company will pay to Mr. Merrill an amount equal to the Company’s portion of the cost of medical insurance at the rate in effect on his date of termination. A participant will also be entitled to the foregoing benefits if such participant’s employment with the Company is terminated as a result of death of the participant. In the event of permanent disability of a participant, other than Mr. Merrill, such participant shall receive: (A) a pro-rated portion of his or her annual bonus through the date of termination; (B) a cash payment equal to his or her remaining base salary through the full term of the Separation Plan; and (C) (ii)-(iv) above. In the event of Mr. Merrill’s permanent disability, Mr. Merrill is entitled to receive the same severance benefits as if he experienced a qualified termination. Upon a qualified termination within two years after a change in control of the Company, eligible participants would be entitled to receive a cash payment as set forth in each participant’s Participation Letter Agreement equal to the amounts set forth in (i) above.

To receive the severance benefits under the Separation Plan, a participant must execute a general release of claims against the Company and its affiliates and such participant must abide by certain restrictive covenants in the Separation Plan, including a commitment by the participant not to compete in restricted territory with competitors of the Company and not to solicit Company employees for 12 months following the date of such participant’s termination of employment with the Company. The severance benefits are in lieu of any other severance benefits to which a participant may be entitled under other arrangements of the Company. Under the terms of the Separation Plan, if it is determined that any payment or benefit would constitute a parachute payment under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the eligible employee shall exceed the net after-tax benefit received by such eligible employee if no such reduction was made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2012	WASTE CONNECTIONS, INC.

	By:	/s/ Worthing F. Jackman
Worthing F. Jackman
Executive Vice President and Chief Financial Officer